Exhibit 10.2

EQUITY COMMITMENT AGREEMENT

AMONG

QUORUM HEALTH CORPORATION

AND

THE EQUITY COMMITMENT PARTIES PARTY HERETO

Dated as of April 6, 2020

i

ii

SCHEDULES AND EXHIBITS

Schedule 1	Equity Commitment Amounts
Exhibit A	Form of Joinder Agreement

iii

EQUITY COMMITMENT AGREEMENT

This EQUITY COMMITMENT AGREEMENT (including exhibits and schedules attached hereto and incorporated herein, this “Agreement”), dated as of April 6, 2020 (the “Agreement Effective Date”) is made by and among Quorum Health Corporation, a Delaware corporation (“Quorum”), on behalf of itself and each other Debtor, on one hand, and severally and not jointly, each Equity Commitment Party, or investment advisor or manager thereof, set forth on Schedule 1 hereto (together with their respective successors and permitted assigns and any subsequent Equity Commitment Party that becomes party to this Agreement in accordance with the terms hereof, collectively, the “Equity Commitment Parties” and each, an “Equity Commitment Party”). Quorum and each Equity Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not immediately defined in the preamble and recitals to this Agreement have the meaning ascribed to such terms in Article 1 of this Agreement.

RECITALS

WHEREAS Quorum and certain of its direct and indirect subsidiaries (collectively, the “Debtors”), the Equity Commitment Parties and certain other Noteholders are party to that certain Restructuring Support Agreement, dated as of April 6, 2020 (including all exhibits and schedules attached thereto, in each case, as may be amended, supplemented, or modified from time to time in accordance with its terms, the “RSA”), which contemplates, among other things, (a) consummation of the Plan and the transactions contemplated by this Agreement and (b) entry by the Debtors and the Equity Commitment Parties into this Agreement;

WHEREAS, the Debtors intend to file the Plan, after commencing voluntary prepackaged cases under chapter 11 of the Bankruptcy Code, providing for, among other matters, the implementation of the terms set forth in this Agreement and as specified in the RSA (such transactions as described in the RSA, the “Restructuring Transactions”) in each case, as may be amended, supplemented or otherwise modified from time to time in a manner that is acceptable to the Required Consenting Noteholders;

WHEREAS, the Debtors intend to seek entry of an order of the Bankruptcy Court, in form and substance acceptable to the Required Consenting Noteholders confirming the Plan pursuant to Section 1129 of the Bankruptcy Code and authorizing the consummation of the transactions contemplated hereby (the “Confirmation Order”);

WHEREAS, subject to the terms and conditions contained in this Agreement, each Equity Commitment Party has agreed to purchase (severally and not jointly) its respective Equity Commitment Shares (at the Per Share Price).

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided that no Equity Commitment Party shall be deemed an Affiliate of Quorum or any of its Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws and “Antitrust Authority” means any of them.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.

“Available Shares” means the number of Equity Commitment Shares that any Equity Commitment Party fails to purchase as a result of an Equity Commitment Party Default by such Equity Commitment Party.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court which shall preside over the Chapter 11 Cases.

“Board” means the board of directors of Quorum.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure.

“Chapter 11 Cases” has the meaning assigned thereto in the RSA.

“Claim” has the meaning assigned thereto in the RSA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between, or that involve or apply to, any employer and any Employee Representative.

“Company Balance Sheet” means the consolidated balance sheets of Quorum and its Subsidiaries as of December 31, 2018.

“Company Disclosure Schedule” means the disclosure schedules delivered by Quorum to the Equity Commitment Parties on the date of this Agreement.

“Company Plans” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, retirement, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by Quorum or any of its Subsidiaries, or under which Quorum or any of its Subsidiaries has any current or potential liability other than any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by Quorum.

“Confirmation Order Entry Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket for the Chapter 11 Cases.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding any Company Plan.

“Corporate Governance Term Sheet” has the meaning assigned thereto in the RSA.

“Cover Transaction” means a circumstance in which Quorum funds all or a portion of the Deficiency Amount through available cash and/or Quorum arranges for the sale of any remaining Available Shares to any other Person.

“Certificate of Incorporation” means the certificate of incorporation of Reorganized Quorum, to be filed with Secretary of State of the State of Delaware on or about the Plan Effective Date.

“Debtors” has the meaning assigned thereto in the recitals to this Agreement.

“Defaulting Equity Commitment Party” means, at any time, any Equity Commitment Party that caused an Equity Commitment Party Default that is continuing at such time.

“Deficiency Amount” means the difference between the Equity Commitment Aggregate Amount minus the aggregate amount on deposit in the Equity Commitment Escrow Account, calculated as of the first Business Day following the expiration of the Equity Commitment Party Replacement Period (after giving effect to an Equity Commitment Party Replacement).

“DIP Credit Agreement” has the meaning assigned thereto in the RSA.

“DIP Documents” has the meaning assigned thereto in the RSA.

“DIP Facility” has the meaning assigned thereto in the RSA.

“DIP Facility Agent” means the agent under the DIP Documents.

“DIP Lenders” means the lenders party to the DIP Credit Agreement.

“Disclosure Statement” means a disclosure statement containing “adequate information” (as that term is defined in section 1125(a)(1) of the Bankruptcy Code) with respect to a chapter 11 plan and the transactions contemplated thereby, and which otherwise is in form and substance reasonably satisfactory to Quorum and the Required Consenting Noteholders.

“Disclosure Statement Order” means a final Order entered by the Bankruptcy Court (i) approving the adequacy of the Disclosure Statement and (ii) approving the solicitation and notice procedures with respect to confirmation of a proposed chapter 11 plan of reorganization, among other matters consistent with the Disclosure Statement. The Disclosure Statement Order and the Confirmation Order may be the same Order.

“Emergence Credit Facilities” means the facility pursuant to the Exit ABL Credit Agreement and the Exit Facility.

“Emergence Credit Facilities Agreements” means the Exit ABL Credit Agreement and the Exit Facility Credit Agreement.

“Equity Commitment Aggregate Amount” means an amount equal to the sum of each Equity Commitment Amount set forth in Schedule 1 hereto (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement); provided that such amount shall be no less than $200 million and no more than $250 million.

“Equity Commitment Aggregate Shares” means the number of shares of New Common Stock equal to the quotient of (a) the Equity Commitment Aggregate Amount and (b) the Per Share Price, rounded to the nearest whole number (if necessary to avoid fractional shares).

“Equity Commitment Amount” means, with respect to any Equity Commitment Party, the dollar figure set forth opposite such Equity Commitment Party’s name under the column titled “Equity Commitment Amount” in Schedule 1 hereto (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement).

“Equity Commitment Party Confidentiality Agreement” means any confidentiality agreement entered into between Quorum and any Equity Commitment Party.

“Equity Commitment Party Default” means the failure by any Equity Commitment Party to deliver and pay the aggregate Purchase Price for such Equity Commitment Party’s Equity Commitment Shares by the Funding Deadline in accordance with Section 2.03(b).

“Equity Commitment Premium Shares” means the number of shares of New Common Stock equal to (a) the quotient of (i) the Equity Commitment Aggregate Amount and (ii) the Premium Per Share Price; multiplied by (b) seven and one half percent (7.5%), rounded to the nearest whole number (if necessary to avoid fractional shares).

“Equity Commitment Shares” means, with respect to any Equity Commitment Party, the number of shares of New Common Stock equal to the quotient of (a) such Equity Commitment Party’s Equity Commitment Amount and (b) the Per Share Price, rounded to the nearest whole number (if necessary to avoid fractional shares).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Event” means any event, development, occurrence or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Exit Facility” has the meaning assigned thereto in the RSA.

“Exit Facility Credit Agreement” has the meaning assigned thereto in the RSA.

“Exit Facility Lenders” means the lenders party to the Exit Facility Credit Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any U.S. or non-U.S. federal, state, municipal, local, judicial, administrative, legislative or regulatory agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Holder” means any Person that is the legal or beneficial owner of a Claim against or equity interest in a Debtor.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all U.S. or foreign intellectual or industrial property or proprietary rights, including any: (i) trademarks, service marks, trade dress, domain names, social media identifiers, corporate and trade names, logos and all other indicia of source or origin, together with all associated goodwill, (ii) patents, inventions, invention disclosures, technology, know-how, processes and methods, (iii) copyrights and copyrighted works, (including software, applications, source and object code, databases and compilations, online, advertising and promotional materials, mobile and social media content and documentation), (iv) trade secrets and confidential or proprietary information or content, and (v) all registrations, applications, renewals, re-issues, continuations, continuations-in-part, divisions, extensions, re-examinations and foreign counterparts of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Quorum” means the actual knowledge, after a reasonable inquiry of their direct reports, of the chief executive officer, chief restructuring officer, chief financial officer or general counsel of Quorum.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Lien” means any lease, lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Material Adverse Effect” means an Event that has a material adverse effect on (a) the business, assets and liabilities, properties, results of operations or financial condition of Quorum and its Subsidiaries, in each case taken as a whole; or (b) the ability of Quorum or any of its Subsidiaries to fully and timely perform its obligations under, or to consummate the transactions contemplated by, this Agreement and the other Transaction Agreements; other than, with respect to clause (a), the effect of (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which Quorum and its Subsidiaries operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets; (ii) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters and including pandemics), declarations of national emergencies in the United States, including the recent outbreak in the United States of a novel strain of coronavirus, a respiratory illness, and other events outside the control of Quorum and its Subsidiaries; (iii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iv) the execution, announcement, disclosure or performance of this Agreement, the other Transaction Agreements, the transactions contemplated hereby or thereby or any related transactions (including any act or omission of Quorum or its Subsidiaries expressly required or prohibited, as applicable, by this Agreement or the other Transaction Agreements, or consented to by the Equity Commitment Parties in writing); (v) the filing or pendency of, or emergence from, the Chapter 11 Cases and the announcement thereof or any reasonably anticipated effects thereof; (vi) any matters expressly disclosed in the Disclosure Statement or the Company Disclosure Schedule as delivered on the date hereof; (vii) the effect of any action taken by the Equity Commitment Parties or their Affiliates with respect to the DIP Facility; (viii) the occurrence of an Equity Commitment Party Default; (ix) any change in the market price or trading volume of any security of Quorum or its Subsidiaries, or any related claim;

(x) any failure, in and of itself, of Quorum or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans; or (xi) the departure of officers or directors of any of Quorum or its Subsidiaries not in contravention of the terms and conditions of this Agreement or the RSA; provided, that the exceptions set forth in clauses (i), (ii) and (iii) shall not apply to the extent that the Event causing the Material Adverse Effect is materially and disproportionately adverse to Quorum and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which Quorum and its Subsidiaries operate; and, provided further, that the exceptions set forth in clauses (viii) and (ix) shall not prevent a determination that any effect underlying such change or failure has resulted in or contributed to a Material Adverse Effect.

“Material Entity” means Quorum, Reorganized Quorum, and any Subsidiary of Quorum or Reorganized Quorum that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X.

“Material Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) relating to Quorum or any of its Subsidiaries directly or indirectly resulting from or arising under Environmental Laws, Environmental Permits or Materials of Environmental Concern that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive substances, and any other substances of any kind, that are regulated pursuant to or could give rise to liability under any Environmental Law.

“New Common Stock” has the meaning assigned thereto in the RSA.

“New Quorum Constituent Documents” means the certificate of incorporation and the bylaws of Reorganized Quorum, each of which shall be consistent with the Corporate Governance Term Sheet and otherwise in form and substance reasonably satisfactory to Quorum and satisfactory to the Required Consenting Noteholders in their sole discretion.

“Non-Defaulting Equity Commitment Party” means, at any time, any Equity Commitment Party that is not a Defaulting Equity Commitment Party.

“Noteholder” means any Holder of Senior Notes Claims.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Owned Real Property” means all real property and interests in real property owned, in whole or in part, directly or indirectly by Quorum and its Subsidiaries, together with all buildings, fixtures and improvements now or subsequently located thereon, and all appurtenances thereto.

“Per Share Price” means $7.50.

“Permitted Liens” means (i) Liens for Taxes, assessments, and other governmental levies, fees or charges that (A) are not yet delinquent or (B) are being contested in good faith by appropriate proceedings; (ii) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics, materialmen’s, repairman’s liens and similar Liens for labor, materials or supplies provided with respect to any Owned Real Property or personal property incurred in the ordinary course of business; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property; provided that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Owned Real Property; (iv) easements, covenants, conditions, encroachments, restrictions on transfer and other similar matters affecting title to any Owned Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the use or occupancy of such real property or the operation of Quorum’s or any of its Subsidiaries’ businesses; (v) all licenses, agreements, settlements, consents, covenants not to assert and other contracts that were entered into in the ordinary course of business; (vi) after the occurrence of the Plan Effective Date, Liens granted in connection with the Emergence Credit Facilities; (vii) Liens that, pursuant to the Plan and the Confirmation Order, will not survive beyond the Plan Effective Date; (viii) Liens granted under the DIP Credit Agreement and the DIP Order (as defined in the RSA), and Liens that constitute “Permitted Liens” under the DIP Credit Agreement and the schedules thereto; and (ix) Liens securing obligations under the ABL Credit Agreement (as defined in the RSA) or the Senior Secured Credit Agreement (as defined in the RSA), including Liens granted as adequate protection.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Petition Date” has the meaning assigned thereto in the RSA.

“Plan” has the meaning assigned thereto in the RSA.

“Plan Effective Date” has the meaning assigned thereto in the RSA.

“Post-Effective Date Business” means the businesses, assets and properties of Quorum and its Subsidiaries, taken as a whole, as of the Plan Effective Date after giving effect to the transactions contemplated by the Plan, as described in the Disclosure Statement.

“Premium Per Share Price” means $10.00.

“Purchase Price” means an amount equal to the product of the Equity Commitment Shares to be purchased by the applicable Equity Commitment Parties and the Per Share Price.

“Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which Quorum or one of its Subsidiaries holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in Quorum’s or its Subsidiaries’ business.

“Related Fund” means with respect to any Person, an Affiliate or any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by such Person, an Affiliate or the same investment manager, advisor or sub-advisor as such Person or an Affiliate of such investment manager, advisor or sub-advisor.

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Reorganized Quorum” means, collectively, Quorum, as reorganized pursuant to the Restructuring Transactions, and any successor(s) thereto.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Equity Commitment Parties” means, as of any date of determination, Equity Commitment Parties (other than any Defaulting Equity Commitment Parties) holding at least fifty percent (50%) of the aggregate Equity Commitment Amounts of all of the Equity Commitment Parties (excluding any Defaulting Equity Commitment Parties); provided, that to the extent the satisfaction or consent of the Required Equity Commitment Parties is required in respect of any provision or document referred to herein or in the Plan, any such provision or document shall not disproportionately and adversely affect any Equity Commitment Party in its capacity as such relative to the other Equity Commitment Parties.

“Required Consenting Noteholders” has the meaning assigned thereto in the RSA.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Senior Notes” means the $400,000,000 aggregate outstanding principal amount of 11.625% Senior Notes due 2023 issued by Quorum pursuant to the Senior Notes Indenture.

“Senior Notes Claim” means any Claim derived from or based on a Senior Note.

“Senior Notes Indenture” means that certain indenture, dated as of April 22, 2016, by and among Quorum, the guarantors named therein and Wilmington Savings Fund Society, FSB (as successor to Regions Bank), as trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.

“Takeover Statute” means any restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Governmental Entity, proceeding, appeal of a proceeding or litigation against any Governmental Entity and relating to Taxes, whether administrative or judicial, and any proceedings relating to competent authority determinations.

“Taxes” means all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes and all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon.

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in any Equity Commitment Shares or New Common Stock). “Transfer” used as a noun has a correlative meaning.

Section 1.02. Additional Defined Terms. In addition to the terms defined in Section 1.01, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Additional Commitment	Section 2.06
Additional Commitment Party	Section 2.06
Agreement	Preamble
Agreement Effective Date	Preamble
Applicable Consent	Section 4.07
Closing	Section 2.04(a)
Closing Date	Section 2.04(a)
Confirmation Order	Recitals
Cover Transaction Period	Section 2.02(c)
Debtors	Recitals
Employee Representatives	Section 4.15(a)
Environmental Laws	Section 4.20(a)
Environmental Permits	Section 4.20(b)
Equity Commitment	Section 2.01
Equity Commitment Escrow Account	Section 2.03(a)
Equity Commitment Parties	Preamble
Equity Commitment Party	Preamble
Equity Commitment Party Replacement	Section 2.02(a)

Equity Commitment Party Replacement Period	Section 2.02(a)
Equity Commitment Premium	Section 3.01
Expense Reimbursement	Section 3.03
Filing Party	Section 6.03(b)
Financial Reports	Section 6.04
Financial Statements	Section 4.09
Foreign Benefit Plans	Section 4.22(a)(vii)
Funding Amount	Section 2.03(a)
Funding Deadline	Section 2.03(a)
Funding Notice	Section 2.03(a)
Indemnified Claim	Section 8.02
Indemnified Person	Section 8.01
Indemnifying Parties	Section 8.01
Indemnifying Party	Section 8.01
Infringe	Section 4.16
Joinder Agreement	Section 2.05(b)
Joint Filing Party	Section 6.03(c)
Legal Proceedings	Section 4.14
Legend	Section 6.10
Losses	Section 8.01
Material Contract	Section 4.25(a)
Money Laundering Laws	Section 4.27
New Purchaser	Section 2.05(c)
Non-Competition Agreement	Section 4.25(b)
Non-Waiving Equity Commitment Parties	Section 7.02
Parties	Preamble
Party	Preamble
Permitted Equity Commitment Transferee	Section 2.05(b)
Quorum	Preamble
Replacing Equity Commitment Parties	Section 2.02(a)
Restructuring Transactions	Recitals
RSA	Recitals
Tax Returns	Section 4.21(a)(i)
Transaction Agreements	Section 4.02(a)
U.S. Benefit Plans	Section 4.22(a)(i)
Waiving Equity Commitment Parties	Section 7.02

Section 1.03. Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f) the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g) references in this Agreement to Quorum or Reorganized Quorum mean Quorum and Reorganized Quorum, as applicable, to the extent the context requires;

(h) references in this Agreement to the Equity Commitment Aggregate Shares include the Equity Commitment Shares of the Equity Commitment Parties;

(i) the terms “provided”, “made available”, “delivered” and words of similar import include that the relevant documents, instruments or materials were posted and made available by the Company on the due diligence data site maintained by the Company in connection with the transactions contemplated hereby;

(j) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(k) references to “day” or “days” are to calendar days;

(l) references to “the date hereof” means as of the date of this Agreement;

(m) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules, regulations, procedures or guidance promulgated thereunder in effect from time to time; and

(n) references to “dollars” or “$” are to the currency of the United States of America.

ARTICLE 2

EQUITY COMMITMENT

Section 2.01. The Equity Commitment. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Equity Commitment Party agrees, severally and not jointly, to purchase, and Reorganized Quorum agrees to sell to such Equity Commitment Party, on the Closing Date, the number of shares of New Common Stock equal to such Equity Commitment Party’s Equity Commitment Shares at the Per Share Price. The obligations of the Equity Commitment Parties described in this Section 2.01 shall be referred to as the “Equity Commitment.”

Section 2.02. Equity Commitment Party Default. (a) Upon the occurrence of an Equity Commitment Party Default, the Equity Commitment Parties (other than any Defaulting Equity Commitment Party) shall have the right, but shall not be obligated to, within five (5) Business Days after receipt of written notice from Quorum to all Equity Commitment Parties of such Equity Commitment Party Default (which notice shall be given promptly following the occurrence of such Equity Commitment Party Default) (such five (5) Business Day period, the “Equity Commitment Party Replacement Period”) to make arrangements for one or more of the Equity Commitment Parties (other than any Defaulting Equity Commitment Party) to purchase all or any portion of the Available Shares (such purchase, an “Equity Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement; provided, that, except to the extent the Replacing Equity Commitment Parties (as defined below) otherwise agree, each Equity Commitment Party electing to purchase all or any portion of the Available Shares (all such Equity Commitment Parties, the “Replacing Equity Commitment Parties”) shall be allocated up to its ratable portion of the Available Shares (determined based on each Replacing Equity Commitment Party’s Equity Commitment Amount relative to the sum of all Replacing Equity Commitment Parties’ respective Equity Commitment Amounts) and, in the event any Replacing Equity Commitment Party elects to purchase less than its ratable portion of the Available Shares, each other Replacing Equity Commitment Party shall be permitted to elect to purchase its ratable portion of the remaining Available Shares (determined based on such other Replacing Equity Commitment Party’s Equity Commitment Amount relative to the sum of the Equity Commitment Amounts of all Replacing Equity Commitment Parties electing to purchase such remaining Available Shares). Any such Available Shares purchased by a Replacing Equity Commitment Party shall be included (and otherwise accounted for) in the determination of (x) the Equity Commitment Shares of such Replacing Equity Commitment Party for all purposes hereunder and (y) the Equity Commitment Amount of such Equity Commitment Party for purposes of Section 3.01. If an Equity Commitment Party Default occurs, the Closing shall be delayed only to the extent necessary to allow for (A) the Equity Commitment Party Replacement to be completed within the Equity Commitment Party Replacement Period or (B) the consummation of a Cover Transaction within the Cover Transaction Period. Notwithstanding anything to the contrary contained herein, if the Equity Commitment Party Replacement has not been consummated upon expiration of the Equity Commitment Party Replacement Period and a Cover Transaction has not been consummated prior to the expiration of the Cover Transaction Period, this Agreement may be terminated by either Quorum by written notice to each Equity Commitment Party or by the Required Equity Commitment Parties by written notice to Quorum. If an Equity Commitment Party is or becomes a Defaulting Equity Commitment Party, it shall not be entitled to any of the Equity Commitment Premium hereunder and shall be deemed to have irrevocably forfeited its rights to purchase or otherwise receive any of the Available Shares.

(b) Nothing in this Agreement shall be deemed to require an Equity Commitment Party to purchase more than its Equity Commitment Shares.

(c) Notwithstanding the foregoing, if the Non-Defaulting Equity Commitment Parties do not elect to subscribe for all of the Available Shares pursuant to Section 2.02(a) prior to the expiration of the Equity Commitment Party Replacement Period, Quorum shall have an additional ten (10) Business Days following the expiration of the Equity Commitment Party Replacement Period (such period, the “Cover Transaction Period”) to consummate a Cover Transaction.

(d) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.02 but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Equity Commitment Party from liability hereunder in connection with such Defaulting Equity Commitment Party’s Equity Commitment Party Default. Such Defaulting Equity Commitment Party will be liable to the Non-Defaulting Equity Commitment Parties for money damages and/or specific performance as set forth in Section 10.09.

Section 2.03. Equity Commitment Escrow Account Funding.

(a) Funding Notice. No later than the fifth (5th) Business Day following the Confirmation Order Entry Date, Quorum shall deliver to each Equity Commitment Party a written notice (the “Funding Notice”) of (i) the number of Equity Commitment Aggregate Shares and the aggregate Purchase Price therefor; (ii) the number of Equity Commitment Shares to be issued and sold by Reorganized Quorum to such Equity Commitment Party and the aggregate Purchase Price therefor (the “Funding Amount”); (iii) wire instructions for a segregated escrow account to which such Equity Commitment Party shall deliver the Funding Amount (the “Equity Commitment Escrow Account”); and (iv) the deadline for delivery of the Funding Amount (the “Funding Deadline”); provided that the Funding Deadline shall be a minimum of five (5) Business Days after the date of such Funding Notice and shall be no earlier than five (5) Business Days before the expected Plan Effective Date. Quorum shall promptly provide any written backup, information and documentation relating to the information contained in the Funding Notice as any Equity Commitment Party may reasonably request.

(b) Equity Commitment Escrow Account Funding. No later than the Funding Deadline, each Equity Commitment Party shall deliver and pay its Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Equity Commitment Escrow Account in satisfaction of such Equity Commitment Party’s Equity Commitment. The Equity Commitment Escrow Account shall be established with an escrow agent reasonably acceptable to the Equity Commitment Parties and Quorum pursuant to an escrow agreement in form and substance reasonably acceptable to the Required Equity Commitment Parties and Quorum. The funds held in the Equity Commitment Escrow Account shall be released, and each Equity Commitment Party shall receive from the Equity Commitment Escrow Account the cash amount actually funded to the Equity Commitment Escrow Account by such Equity Commitment Party, without any interest accrued thereon, promptly following the termination of this Agreement in accordance with its terms.

Section 2.04. Closing. (a) Subject to Article 7 and Article 9, unless otherwise mutually agreed in writing between Quorum and the Required Equity Commitment Parties, the closing of the Equity Commitments (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the date on which all of the conditions set forth in Article 7 shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing, the funds held in the Equity Commitment Escrow Account shall be released and utilized as set forth and in accordance with Section 6.09 and the Plan.

(c) At the Closing, issuance of the Equity Commitment Aggregate Shares will be made by Reorganized Quorum to the account of each Equity Commitment Party (or to such other accounts as any Equity Commitment Party may designate in accordance with this Agreement) against payment of the aggregate Purchase Price for the Equity Commitment Shares of such Equity Commitment Party. The entry of any Equity Commitment Shares to be delivered pursuant to this Section 2.04(c) into the account of an Equity Commitment Party pursuant to Quorum’s or Reorganized Quorum’s book entry procedures and delivery to such Equity Commitment Party of an account statement reflecting the book entry of such Equity Commitment Shares shall be deemed delivery of such Equity Commitment Shares for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Equity Commitment Shares will be delivered with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by Reorganized Quorum.

Section 2.05. Designation and Assignment Rights. (a) Each Equity Commitment Party shall have the right to designate by written notice to Quorum no later than two (2) Business Days prior to the Closing Date that some or all of its Equity Commitment Shares be issued in the name of, and delivered to, one or more of its Related Funds upon receipt by Quorum of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to Quorum and signed by such Equity Commitment Party and each Related Fund, (ii) specify the number of Equity Commitment Shares to be delivered to or issued in the name of such Related Fund and (iii) contain a confirmation by such Related Fund of the accuracy of the representations set forth in Sections 5.06 through 5.09 as if such Related Fund were an Equity Commitment Party; provided that no such designation pursuant to this Section 2.05(a) shall relieve such Equity Commitment Party from its obligations under this Agreement or any other Transaction Agreement to which it is party.

(b) Each Equity Commitment Party shall have the right to Transfer all or any portion of its Equity Commitment to a Related Fund; provided that the transferring Equity Commitment Party shall have duly executed and delivered to Quorum written notice of such a Transfer and; provided, further that: (i) such Related Fund agrees in a writing addressed to Quorum that such Related Fund shall purchase such portion of such Equity Commitment Party’s Equity Commitment and makes, severally and not jointly, the representations and warranties in Article 5 with respect to such Related Fund; and (ii) such Related Fund executes a joinder agreement substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”) and delivers an executed copy thereof to Quorum (a Related Fund party to a Joinder Agreement shall be referred to as a “Permitted Equity Commitment Transferee”) (it being understood that no such Transfer shall be effective, including without limitation for purposes of calculating Required Equity Commitment Parties, until notification of such transfer and a copy of the executed Joinder Agreement is received by Quorum). No Transfers pursuant to this Section 2.05(b) shall relieve the transferring Equity Commitment Party from any of its obligations under this Agreement or any other Transaction Agreement.

(c) Each Equity Commitment Party shall have the right to Transfer all or any portion of its Equity Commitment to any other creditworthy Person that is not an existing Equity Commitment Party or a Related Fund (such Person, a “New Purchaser”); provided, that (i) such Transfer shall have been consented to by both (A) Quorum, and (B) the Required Equity Commitment Parties, in writing (such consent shall not be unreasonably withheld or conditioned); and (ii) such New Purchaser (A) agrees in a writing addressed to Quorum that such New Purchaser shall purchase such portion of such Equity Commitment Party’s Equity Commitment and makes, severally and not jointly, the representations and warranties in Article 5 with respect to such New Purchaser and (B) executes a joinder agreement substantially in the form of the Joinder Agreement and delivers an executed copy thereof to Quorum (it being understood that no such Transfer shall be effective, including without limitation for purposes of calculating Required Equity Commitment Parties, until notification of such transfer and a copy of the executed Joinder Agreement is received by Quorum).

(d) Any Transfer made in violation of this Agreement shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or any Equity Commitment Party, and shall not create any obligation or liability of any Debtor or any other Equity Commitment Party to the purported transferee. Upon the effectiveness of any Transfer of an Equity Commitment pursuant to this Agreement, Quorum shall update Schedule 1 to reflect such Transfer, and such updates shall not constitute an amendment to this Agreement or otherwise be subject to any provision of this Agreement that applies to amendments of this Agreement.

(e) Each Equity Commitment Party, severally and not jointly, agrees that it will not Transfer, at any time prior to the Closing Date or earlier termination of this Agreement in accordance with its terms, any of its rights and obligations under this Agreement to any Person other than in accordance with Sections 2.02, 2.05, 2.06, 7.02, or 10.07 of this Agreement, as applicable. After the Closing Date, nothing in this Agreement shall limit or restrict in any way any Equity Commitment Party’s ability to Transfer any of its shares of New Common Stock or any interest therein; provided that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws.

Section 2.06. Increase in Equity Commitment Amount.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Required Equity Commitment Parties shall have the right, but not the obligation, to increase the Equity Commitment Aggregate Amount from such amount as of the date hereof up to no more than $250 million (such increase, the “Additional Commitment”), at any time on or before the Confirmation Order Entry Date (or such later time as may be agreed upon by (i) the Debtors; (ii) any Equity Commitment Party undertaking to increase its Equity Commitment Amount in connection with the Additional Commitment; and (iii) the Required Equity Commitment Parties) as set forth in this Section 2.06, upon written notice to the Debtors and each other Equity Commitment Party in accordance with Section 10.01; provided, that, to the extent the Required Equity Commitment Parties determine in their sole discretion to increase the First Lien Term Claims Paydown Amount (as defined in Exhibit A to the RSA) to greater than $50 million, the Equity Commitment Aggregate Amount shall be increased on a dollar for dollar basis of the excess of the First Lien Term Claims Paydown Amount over $50 million, subject to the condition that the Equity Commitment Aggregate Amount shall not exceed $250 million.

(b) In the event of any Additional Commitment, except to the extent each of the Equity Commitment Parties otherwise agrees, (a) each Equity Commitment Party electing to fund any portion of the Additional Commitment (each such Equity Commitment Party funding the Additional Commitment, an “Additional Commitment Party”) shall be allocated up to its ratable portion of the Additional Commitment (determined based on each Additional Commitment Party’s Equity Commitment Amount relative to the sum of all Additional Commitment Parties’ respective Equity Commitment Amounts) and, (b) in the event any Additional Commitment Party elects to fund less than its ratable portion of the Additional Commitment, each other Additional Commitment Party shall be permitted to elect to fund its ratable portion of the remaining Additional Commitment (determined based on such other Additional Commitment Party’s Equity Commitment Amount relative to the sum of the Equity Commitment Amounts of all other Additional Commitment Parties electing to fund such remaining Additional Commitment), or such remaining Additional Commitment may be allocated among the other Additional Commitment Parties by any method as otherwise agreed by all such other Additional Commitment Parties. Quorum shall update Schedule 1 to reflect the Equity Commitment Amounts of each Additional Commitment Party as determined pursuant to this Section 2.06, and such updates shall not constitute an amendment to this Agreement or otherwise be subject to any provision of this Agreement that applies to amendments of this Agreement.

(c) No Equity Commitment Party’s Equity Commitment Amount may be increased without such Equity Commitment Party’s prior written consent.

(d) Any increase in any Equity Commitment Party’s Equity Commitment Amount pursuant to this Section 2.06 shall not constitute an amendment to this Agreement or otherwise be subject to any provision of this Agreement that applies to amendments of this Agreement.

(e) No Equity Commitment Party may increase its Equity Commitment Amount in connection with an Additional Commitment other than in accordance with this Section 2.06.

ARTICLE 3

EQUITY COMMITMENT PREMIUM AND EXPENSE REIMBURSEMENT

Section 3.01. Amounts Payable by Quorum. Subject to Section 3.02 and Section 9.02(b), as consideration for the Equity Commitment and the other agreements of the Equity Commitment Parties in this Agreement, the Debtors shall make a nonrefundable delivery or cause to be made a nonrefundable delivery of the Equity Commitment Premium Shares to the Equity Commitment Parties (including any Replacing Equity Commitment Party, but excluding any Defaulting Equity Commitment Party) or their designees ratably based upon their respective Equity Commitment Amounts at the time the payment is made (the “Equity Commitment Premium”), rounded among the Equity Commitment Parties solely to avoid fractional shares as the Required Equity Commitment Parties may determine in their sole discretion.

The provisions for the payment of the Equity Commitment Premium and Expense Reimbursement are an integral part of the transactions contemplated by this Agreement and without these provisions the Equity Commitment Parties would not have entered into this Agreement, and the Equity Commitment Premium and Expense Reimbursement shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the

Bankruptcy Code. The Equity Commitment Premium shall be payable in shares of New Common Stock, issued at the Premium Per Share Price; provided that if the Closing does not occur or the Restructuring Transactions are not consummated, the Equity Commitment Premium shall be payable in cash pursuant to Section 9.02(b).

Section 3.02. Payment of Premium. The Equity Commitment Premium shall be fully accrued as of the Agreement Effective Date and shall be paid by the Debtors on the Closing Date, or, if the Restructuring Transactions are not consummated, pursuant to Section 9.02(b). Payment of the Equity Commitment Premium shall be made as and when due and payable by, as applicable, (A) the issuance of shares of New Common Stock in book-entry form to the Person(s) specified by each Equity Commitment Party to Quorum in writing or (B) payment in cash by wire transfer of immediately available funds in U.S. dollars to the accounts specified by each Equity Commitment Party to Quorum in writing. Except as provided for in Section 2.02, the Equity Commitment Premium will be nonrefundable and non-avoidable when paid.

Section 3.03. Expense Reimbursement. Upon the earlier to occur of (a) the Plan Effective Date and (b) the termination of this Agreement (without duplication, and to the extent not otherwise paid pursuant to the RSA or any Order of the Bankruptcy Court), the Debtors agree to pay the documented reasonable fees and expenses of Kirkland & Ellis LLP, Jefferies LLC and one counsel for each jurisdiction (other than the jurisdictions served by the foregoing professionals in connection with the Chapter 11 Cases) that is reasonably necessary to consummate the transactions contemplated by this Agreement, in each case that have been and are incurred by the Equity Commitment Parties in connection with the negotiation, preparation and implementation of the Equity Commitment, including the Equity Commitment Parties’ negotiation, preparation and implementation of this Agreement (including the Equity Commitment and the other transactions contemplated hereby), the Plan, the Chapter 11 Cases, and the other agreements contemplated hereby and thereby, and in each case subject to any limitations that may be separately agreed in writing between Quorum and the applicable Equity Commitment Party (the “Expense Reimbursement”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule or any Company SEC Document but subject in each case to Section 4.33, the Debtors, jointly and severally, hereby represent and warrant to the Equity Commitment Parties as set forth below:

Section 4.01. Organization and Qualification. Other than as a result of the Chapter 11 Cases, each Material Entity is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each Material Entity is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) under the Laws of each other jurisdiction in which it owns, leases or operates properties or conducts any business, in each case except to the extent that the failure to be so qualified or licensed or be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02. Power and Authority. (a) Quorum has the requisite corporate power and authority (i) (A) to enter into, execute and deliver this Agreement and (B) subject to the entry of the Confirmation Order and the terms thereof, to perform each of its obligations hereunder and (ii) subject to the entry of the Confirmation Order and the terms thereof, to enter into, execute and deliver all agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement and such other agreements, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the Confirmation Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of Quorum.

(b) Each of the other Debtors has the requisite power and authority (corporate or otherwise) (i) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party; and (ii) subject to the entry of the Confirmation Order and the terms thereof, to perform its obligations under each such Transaction Agreement. Subject to the receipt of the Confirmation Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of each other Debtor party thereto.

(c) Subject to the entry of the Confirmation Order and the terms thereof, each of Quorum and the other Debtors has the requisite power and authority (corporate or otherwise) to perform its obligations under the Plan, and has taken all necessary corporate actions required for the due consummation of the Plan in accordance with its terms.

Section 4.03. Execution and Delivery; Enforceability. Subject to the entry of the Confirmation Order and the terms thereof, each other Transaction Agreement will be, duly executed and delivered by Quorum and each of the other Debtors party thereto, as applicable. Upon the Agreement Effective Date, and assuming this Agreement has been duly authorized, executed and delivered by the Equity Commitment Parties and the other parties thereto, each of its obligations hereunder will constitute the valid and legally binding obligations of Quorum and, to the extent applicable, the other Debtors, enforceable against Quorum and, to the extent applicable, the other Debtors in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 4.04. Capital Stock. (a) On the Closing Date, (i) the issued and outstanding capital stock of Reorganized Quorum will consist of , in each case consistent with the Plan, the RSA and this Agreement, the Equity Commitment Aggregate Shares, the Equity Commitment Premium Shares, shares of New Common Stock issued to Holders of Senior Notes Claims on account of such Claims, and shares of New Common Stock issued pursuant to the MIP (as defined in Exhibit A attached to the RSA) and (ii) no shares of New Common Stock will be held by Reorganized Quorum in its treasury.

(b) As of the Closing Date, all issued and outstanding shares of New Common Stock will have been duly authorized and validly issued and will be fully paid and non-assessable, and will not be subject to any preemptive rights.

(c) Except as set forth in this Section 4.04, as of the Closing Date, no shares of capital stock or other equity securities or voting interest in Reorganized Quorum will have been issued, reserved for issuance or be outstanding.

(d) Except as described in this Section 4.04, the New Quorum Constituent Documents, the Emergence Credit Facilities or any employment agreement entered into in accordance with the Plan, as of the Closing Date, neither Quorum nor any Material Entity will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates Quorum or any Material Entity to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, Quorum or any Material Entity or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, Quorum or any Material Entity, (ii) obligates Quorum or any Material Entity to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the Transfer of any shares of capital stock of Quorum or any Material Entity or (iv) relates to the voting of any shares of capital stock of Quorum or Reorganized Quorum, as applicable.

Section 4.05. Issuance. The shares of New Common Stock to be issued pursuant to the Plan, including the shares of New Common Stock to be issued in connection with the closing of the Equity Commitment and pursuant to the terms hereof (including in satisfaction of the Equity Commitment Premium), will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than transfer restrictions imposed hereunder or by applicable Law), preemptive rights, subscription and similar rights, other than any rights set forth in the New Quorum Constituent Documents.

Section 4.06. No Conflict. Assuming the consents described in clauses (i) through (v) of Section 4.07 are obtained, the execution and delivery by Quorum and, if applicable, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by Quorum and, if applicable, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under, the Emergence Credit Facilities Agreements and related documents or any Material Contract to which Reorganized Quorum or any of its Subsidiaries will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of Reorganized Quorum or any of its Subsidiaries will be subject as of the Closing Date after giving effect to the Plan, (ii) will not result in any violation of the provisions of the New Quorum Constituent Documents or any of the organization documents of any Material Entity (other than Quorum) to the extent such provisions are set forth in the Corporate Governance Term

Sheet and (iii) will not result in any material violation of any Law or Order applicable to Quorum or any of its Subsidiaries or any of their properties, except, in the cases described in clauses (i) and (iii), for such conflicts, breaches, modifications, violations or Liens that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.07. Consents and Approvals. Assuming the accuracy of the Equity Commitment Parties’ representations and warranties in Article 5, no consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over Quorum or any of its Subsidiaries or any of their properties (each an “Applicable Consent”) is required for the execution and delivery by Quorum and, to the extent relevant, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by Quorum and, to the extent relevant, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Equity Commitment Party with its obligations hereunder and thereunder), except for (i) the entry of the Confirmation Order and entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time to time, (ii) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Incorporation with the relevant state or national agency, and the filing of any other corporate documents with applicable state filing agencies applicable to the other Debtors, (iv) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “blue sky” laws in connection with the purchase of the Equity Commitment Aggregate Shares by the Equity Commitment Parties and the issuance of shares of New Common Stock in satisfaction of the Equity Commitment Premium and (v) any other Applicable Consent the failure of which to obtain would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.08. Arm’s Length. Quorum acknowledges and agrees that (a) each of the Equity Commitment Parties is acting solely in the capacity of an arm’s length contractual counterparty to Quorum with respect to the transactions contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, Quorum or any of its Subsidiaries and (b) no Equity Commitment Party is advising Quorum or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.09. Financial Statements. The consolidated financial statements of Quorum included or incorporated by reference in Forms 10-Q and 10-K filed by Quorum with the SEC as of the Agreement Effective Date (collectively, the “Financial Statements”), comply or when submitted or filed will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and present fairly or when submitted and filed will present fairly in all material respects the financial position, results of operations and cash flows of Quorum and its consolidated Subsidiaries, taken as a whole, as of the dates indicated and for the periods specified therein. The Financial Statements have been prepared in all material respects in conformity with GAAP applied on a consistent basis throughout the periods and at the dates covered thereby (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC).

Section 4.10. Company SEC Documents. Since December 31, 2018, Quorum has filed all required Company SEC Documents with the SEC. No Company SEC Document that has been filed prior to the date this representation has been made, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date this representation is made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Quorum or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2018 or disclosed in the Company SEC Documents; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12. Absence of Certain Changes. From December 31, 2018 to the date hereof, no Event has occurred or exists that has, had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13. No Violation; Compliance with Laws. (i) Quorum is not in violation of its charter or bylaws in any material respect and (ii) no other Material Entity is in violation of its respective charter or bylaws or similar organizational document in any material respect. Neither Quorum nor any of its Subsidiaries is or has been at any time since December 31, 2018, in violation of any Law or Order, except for any such violation that has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14. Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no notices, claims, complaints, requests for information or legal, governmental or regulatory investigations, audits, actions, suits, arbitrations or proceedings (“Legal Proceedings”) pending or, to the Knowledge of Quorum, threatened to which Quorum or any of its Subsidiaries is a party or to which any property of Quorum or any of its Subsidiaries is the subject that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.15. Labor Relations. (a) There is no labor or employment-related Legal Proceeding pending or, to the Knowledge of Quorum, threatened against Quorum or any of its Subsidiaries, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes (collectively “Employee Representatives”), or by any Governmental Entity, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) There are no Collective Bargaining Agreements to which Quorum or any of its Subsidiaries is a party or by which Quorum or any of its Subsidiaries are bound in effect as of the date of this Agreement as of the date of this Agreement. In addition, there are no jurisdictions in which the employees of Quorum or any of its Subsidiaries are represented by a works council or similar entity and, to the Knowledge of Quorum, no union organizing efforts or Employee Representatives’ elections are underway or threatened with respect to any such employees. Except as would not have a Material Adverse Effect, there is no strike, lockout, material labor dispute or, to the Knowledge of Quorum, threat thereof, by or with respect to any employees of Quorum or any of its Subsidiaries, and, to the Knowledge of Quorum, there has not been any such action within the past two (2) years. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Quorum nor any of its Subsidiaries is subject to any obligation (whether pursuant to Law or Contract) to notify, inform and/or consult with, or obtain consent from, any Employee Representative regarding the transactions contemplated by this Agreement prior to entering into this Agreement.

(c) Quorum and each of its Subsidiaries has complied in all respects with its payment obligations to all employees of Quorum and any of its Subsidiaries in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company Plan or any applicable Collective Bargaining Agreement or Law, except to the extent that any noncompliance does not constitute or would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect and, for the avoidance of doubt, except for any payments that are not permitted by the Bankruptcy Court or the Bankruptcy Code.

Section 4.16. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Quorum and its Subsidiaries exclusively own, free and clear of all Liens (except for (1) Liens that are described in the Company SEC Documents filed prior to the date hereof, (2) Liens that are described in the Plan or the Disclosure Statement, (3) Permitted Liens or (4) Material Contracts), all of their (x) patents and registered Intellectual Property (and all applications therefor) and (y) proprietary unregistered Intellectual Property, and all of the items in clause (x) are subsisting, unexpired, valid and enforceable; (ii) to the Knowledge of Quorum, no Intellectual Property owned by Quorum or its Subsidiaries is being infringed, misappropriated or violated (“Infringe”) by any other Person; (iii) to the Knowledge of Quorum, the conduct of the businesses of Quorum and its Subsidiaries as presently conducted does not Infringe any Intellectual Property of any other Person and no Person has alleged same in writing, except for allegations that have since been resolved or have arisen in connection with the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith; and (iv) Quorum and its Subsidiaries take commercially reasonable actions to maintain and protect (a) the confidentiality of their trade secrets and confidential information and (b) the integrity, security and continuous operation of their material software, systems, websites and networks (and all data therein), and, in the one year prior to the date of this Agreement (or earlier, if any of same have not since been resolved in all material respects), there have been no outages, interruptions, or breaches of same.

Section 4.17. Title to Real and Personal Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Owned Real Property. Quorum or one of its Subsidiaries, as the case may be, has good and marketable fee title to each Owned Real Property, free and clear of all Liens, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement or (ii) Permitted Liens.

(b) Leased Real Property. All Real Property Leases necessary for the operation of the Post-Effective Date Business are valid, binding and enforceable by and against Quorum or its relevant Subsidiaries, and, to the Knowledge of Quorum, no written notice to terminate, in whole or part, any of such leases has been delivered to Quorum or any of its Subsidiaries (nor, to the Knowledge of Quorum, has there been any indication that any such notice of termination will be served). Other than as a result of the filing of the Chapter 11 Cases, neither Quorum nor any of its Subsidiaries nor, to the Knowledge of Quorum, any other party to any material Real Property Lease necessary for the operation of the Post-Effective Date Business is in default or breach under the terms thereof except for such instances of default or breach that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Personal Property. Quorum or one of its Subsidiaries has good title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, to all of the personal property and assets material to the conduct of their businesses, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement or (ii) Permitted Liens and except for defects in title that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.18. No Undisclosed Relationships. No material relationship, direct or indirect, exists between or among Quorum or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of Quorum or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents, except for the transactions contemplated by this Agreement.

Section 4.19. Licenses and Permits. Quorum and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the Post-Effective Date Business, in each case, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Quorum nor any of its Subsidiaries (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

Section 4.20. Environmental. (a) Quorum and its Subsidiaries are, and have been since December 31, 2018, in compliance with all applicable Laws relating to the protection of the environment, natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or of human health and safety, or to the management, use, transportation, treatment, storage, disposal or arrangement for disposal of Materials of Environmental Concern (collectively, “Environmental Laws”), except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Quorum and its Subsidiaries (i) have received, possess and are in compliance with all permits, licenses, exemptions and other approvals required of them under applicable Environmental Laws to conduct their respective businesses (“Environmental Permits”), (ii) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such Environmental Permits, and (iii) have paid all fees, assessments or expenses due under any such Environmental Permits, except for such failures to receive and comply with Environmental Permits, or any such actions, or failure to pay any such fees, assessments or expenses that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except with respect to matters that have been fully and finally settled or resolved, (i) there are no Legal Proceedings under any Environmental Laws pending or, to the Knowledge of Quorum, threatened against Quorum or any of its Subsidiaries, and, to the Knowledge of Quorum there are no such Legal Proceedings pending against any other Person that would reasonably be expected to materially adversely affect Quorum or any of its Subsidiaries, and (ii) Quorum and its Subsidiaries have not received notice of any actual or potential liability of Quorum for the investigation, remediation or monitoring of any Materials of Environmental Concern at any location, or for any violation of Environmental Laws or Environmental Permits, where such Legal Proceedings or liability would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) None of Quorum or any of its Subsidiaries has entered into any consent decree, settlement or other agreement with any Governmental Entity, and none of Quorum or its Subsidiaries is subject to any Order, in either case relating to any Environmental Laws, Environmental Permits or to Materials of Environmental Concern, except for such consent decrees, settlements, agreements or Orders that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) There has been no release, disposal or arrangement for disposal of any Materials of Environmental Concern relating to Quorum, its Subsidiaries or any of their predecessors, or at, from or to any real property currently or formerly owned, leased or operated by Quorum its Subsidiaries or any of their predecessors, that would reasonably be expected to (i) give rise to any claim or Legal Proceeding, or to any liability, under any Environmental Law, or (ii) prevent Quorum or any of its Subsidiaries from complying with applicable Environmental Laws or Environmental Permits, except for such claim, Legal Proceedings, liability or burden or non-compliance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f) Neither Quorum nor any of its Subsidiaries has assumed or retained by Contract or operation of Law any liabilities of any other Person under Environmental Laws or concerning any Materials of Environmental Concern, where such assumption or acceptance of responsibility would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of Quorum or any of its Subsidiaries or any real property or facility now or previously owned, leased or operated by Quorum or any of its Subsidiaries describing any facts, circumstances, situations or sets of circumstances which could give rise to any claim or Legal Proceeding, or to any liability, under any Environmental Law or Environmental Permit, the written part of which has not been delivered to the Equity Commitment Parties at least ten (10) days prior to the date hereof.

(h) None of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of or provide notice to any Governmental Entity under any Environmental Laws or Environmental Permits.

Section 4.21. Tax Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) Quorum and each of its Subsidiaries have timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by Quorum and its Subsidiaries, and such Tax Returns are true, correct and complete;

(ii) all Taxes shown as due under the Tax Returns with respect to the income, assets or operations of Quorum and its Subsidiaries for all taxable years or other taxable period or portion thereof that end on or before the Closing Date have been paid in full or will be paid in full pursuant to the Plan or, to the extent not yet due, have been accrued and fully provided for in accordance with GAAP, or will be provided for when required under GAAP on the financial statements of Quorum included in the Company SEC Documents;

(iii) all Taxes that Quorum and its Subsidiaries were (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable;

(iv) none of Quorum and any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” group for purposes of filing Tax Returns provided for under any Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Quorum or one of its current or past Subsidiaries was the parent);

(v) there are no tax sharing, indemnification or similar agreements in effect as between Quorum or any of its Subsidiaries or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) which Quorum or any of its Subsidiaries is a party to or otherwise bound by (other than such agreements that are entered in the ordinary course of business or that are not expected to result in a liability for Taxes that is material to Quorum and its Subsidiaries taken as a whole);

(vi) none of Quorum and any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

(vii) there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of Quorum and its Subsidiaries (taken as a whole) either to the Knowledge of Quorum or claimed, pending or raised by an authority in writing; and

(viii) there are no Liens with respect to Taxes upon any of the assets or properties of Quorum and its Subsidiaries, other than Permitted Liens.

(b) The representations and warranties made in this Section 4.21 and Section 4.22 (to the extent expressly related to Taxes) are the only representations and warranties made by the Debtors with respect to matters related to Taxes.

Section 4.22. Company Plans. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) (A) each Company Plan (other than a Foreign Benefit Plan) (such plans, “U.S. Benefit Plans”) is in compliance with ERISA, the Code, other applicable Laws and its governing documents; (B) each U.S. Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Knowledge of Quorum, nothing has occurred that is reasonably likely to result in the loss of the qualification of such U.S. Benefit Plan under Section 401(a) of the Code or the imposition of any liability, penalty or tax under ERISA or the Code; (C) all contributions required to be made under the terms of any U.S. Benefit Plan have been timely made or have been (x) reflected in the financial statements of Quorum included in the Company SEC Documents filed prior to the date hereof or (y) described in the Plan or Disclosure Statement; and (D) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of Quorum, threatened in writing with respect to any U.S. Benefit Plan (other than (x) routine claims for benefits payable in the ordinary course or (y) any that, individually, could not reasonably be expected to result in a liability of Quorum or any of its Subsidiaries in excess of $50,000).

(ii) No U.S. Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard and, within the past six (6) years, no U.S. Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such Company Plan. Within the past six (6) years, neither Quorum nor any of its Subsidiaries have incurred any unsatisfied liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by reason of being treated as a single employer together with any other Person under Section 4001 of ERISA or Section 414 of the Code.

(iii) Within the past six (6) years, Quorum and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA that has not been satisfied in full, and, to the Knowledge of Quorum, no condition or circumstance exists that presents a reasonable risk of the occurrence of any other withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan.

(iv) No U.S. Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits, except for (A) death benefits, (B) benefits required by Section 4980B of the Code or similar Law, or (C) benefits for which the covered individual pays the full premium cost.

(v) Neither the execution of this Agreement, the Plan or the other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby will (A) entitle any employees of Quorum or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the U.S. Benefit Plans, or (C) limit or restrict the right of Quorum to merge, amend or terminate any of the U.S. Benefit Plans.

(vi) The execution, delivery of and performance by Quorum and its Subsidiaries of its obligations under this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any payments under any other applicable Laws that would be treated in such similar nature to such section of the Code, with respect to any Company Plan that would be in effect immediately after the Closing.

(vii) Each Company Plan that is maintained outside the jurisdiction of the United States, or that covers any employee residing or working outside the United States (any such Company Plan, “Foreign Benefit Plans”), which, under the Laws of any jurisdiction outside of the United States, is required or approved by any Governmental Entity, has been so registered and approved and, to the Knowledge of Quorum, has been maintained in good standing with applicable requirements of the Governmental Entities, and if intended to qualify for special tax treatment, to the Knowledge of Quorum, there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect the special tax treatment with respect to such Foreign Benefit Plans.

Section 4.23. Internal Control Over Financial Reporting. Quorum has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of Quorum, there are no material weaknesses in Quorum’s internal control over financial reporting as of the date hereof.

Section 4.24. Disclosure Controls and Procedures. Quorum (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to provide reasonable assurances that information required to be disclosed by Quorum in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Quorum in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Quorum as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of Quorum of Quorum’s internal control over financial reporting, to its auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of Quorum’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Quorum’s internal control over financial reporting.

Section 4.25. Material Contracts. (a) Other than as a result of the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against Quorum or its relevant Subsidiary, except where the failure to be valid, binding or enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to Quorum or any of its Subsidiaries except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as a result of the Chapter 11 Cases, neither Quorum nor any of its Subsidiaries nor, to the Knowledge of Quorum, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Material Contract” means any Contract necessary for the operation of the Post-Effective Date Business that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K or required to be disclosed on a Current Report on Form 8-K).

(b) Except as has not, had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Quorum nor any of its Subsidiaries is party to any contract that materially restricts Quorum or any of its Subsidiaries (or, after the Plan Effective Date, Reorganized Quorum or its Subsidiaries) from engaging or competing in any line of business or in any geographic area (each, a “Non-Competition Agreement”).

Section 4.26. No Unlawful Payments. Since December 31, 2018, neither Quorum nor any of its Subsidiaries nor, to the Knowledge of Quorum, any of their respective directors or officers or any of their respective employees, has in any material respect: (a) used any funds of Quorum or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.27. Compliance with Money Laundering Laws. The operations of Quorum and its Subsidiaries are and, since December 31, 2018, have been at all times conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving Quorum or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of Quorum, threatened.

Section 4.28. Compliance with Sanctions Laws. Neither Quorum nor any of its Subsidiaries nor, to the Knowledge of Quorum, any of their respective directors, officers or employees or any agent or other Person acting on behalf of Quorum or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Quorum will not directly or indirectly use the proceeds of the sale of the Equity Commitment Aggregate Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of Quorum, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.29. No Broker’s Fees. Neither Quorum nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would reasonably be expected to give rise to a valid claim against the Equity Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the sale of the Equity Commitment Aggregate Shares or the transactions contemplated hereunder.

Section 4.30. No Registration Rights. No Person has the right to require Quorum or any of its Subsidiaries to register any securities for sale under the Securities Act.

Section 4.31. Takeover Statutes. No Takeover Statute is applicable to this Agreement, the Equity Commitment and the other transactions contemplated by this Agreement.

Section 4.32. Insurance. All premiums due and payable in respect of material insurance policies maintained by Quorum and its Subsidiaries have been paid. Quorum reasonably believes that the insurance maintained by or on behalf of Quorum and its Subsidiaries is adequate in all material respects. As of the date hereof, to the Knowledge of Quorum, neither Quorum nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any material insurance policies of Quorum of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired on their terms, and except to the extent that such cancellation or termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.33. Disclosure Schedule and Company SEC Document References. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of Quorum that are contained in the corresponding Section of this Agreement or such other Sections of the Agreement to which the applicability of such reference or disclosure is reasonably apparent.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) Quorum’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matters so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” (or otherwise containing disclosure of risk factors or risks) or any part entitled “Forward-Looking Statements” (or otherwise containing any statements that are predictive, forward-looking or primarily cautionary in nature or do not specifically describe the facts, circumstances or conditions on which an alleged breach of Quorum’s representations and warranties is based) be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of Quorum contained in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE EQUITY COMMITMENT PARTIES

Each Equity Commitment Party represents and warrants, severally and not jointly, and as to itself only as set forth below:

Section 5.01. Organization. Such Equity Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.02. Power and Authority. Such Equity Commitment Party has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Equity Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements to which such Equity Commitment Party is a party.

Section 5.03. Execution and Delivery. This Agreement and each other Transaction Agreement to which such Equity Commitment Party is or will be a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Equity Commitment Party and (b) subject to the entry of the Confirmation Order, constitutes or will constitute the valid and binding obligations of such Equity Commitment Party, enforceable against such Equity Commitment Party in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 5.04. No Conflict. Assuming that the consents referred to in clauses (i) and (ii) of Section 5.05 are obtained, the execution and delivery by such Equity Commitment Party of this Agreement and each other Transaction Agreement to which such Equity Commitment Party is or will be a party, the compliance by such Equity Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Equity Commitment Party is a party or by which such Equity Commitment Party is bound or to which any of the properties or assets of such Equity Commitment Party are subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Equity Commitment Party and (iii) will not result in any material violation of any Law or Order applicable to such Equity Commitment Party or any of its properties, except, in each of the cases described in clauses (i), (ii) and (iii), for any conflict, breach, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to materially and adversely impact such Equity Commitment Party’s performance of its obligations under this Agreement.

Section 5.05. Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Equity Commitment Party or any of its properties is required for the execution and delivery by such Equity Commitment Party of this Agreement and each other Transaction Agreement to which such Equity Commitment Party is or will be a party, the compliance by such Equity Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Equity Commitment Party of its Equity Commitment Shares) contemplated herein and therein, except (i) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, and (ii) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Equity Commitment Party’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Equity Commitment Party is a party.

Section 5.06. No Registration. Such Equity Commitment Party understands that (a) the Equity Commitment Aggregate Shares and any shares of New Common Stock issued to such Equity Commitment Party in satisfaction of the Equity Commitment Premium have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Equity Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the foregoing shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.07. Purchasing Intent. Such Equity Commitment Party is acquiring the Equity Commitment Shares for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Equity Commitment Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.08. Sophistication; Investigation. Such Equity Commitment Party acknowledges that the Equity Commitment Aggregate Shares and any shares of New Common Stock issued to such Equity Commitment Party in satisfaction of the Equity Commitment Premium have not been registered pursuant to the Securities Act. Such Equity Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Equity Commitment Shares being acquired hereunder. Such Equity Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Equity Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Equity Commitment Shares for an indefinite period of time). Such Equity Commitment Party has conducted and relied on its own independent investigation of, and judgment with respect to, Quorum and its Subsidiaries and the advice of its own legal, tax, economic, and other advisors and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of Quorum or any of its Subsidiaries, other than those set forth in this Agreement or any other Transaction Agreement.

Section 5.09. No Broker’s Fees. Such Equity Commitment Party is not a party to any Contract with any Person (other than the Transaction Agreements and any contract giving rise to the Expense Reimbursement hereunder) that would reasonably be expected to give rise to a valid claim against Quorum, for a brokerage commission, finder’s fee or like payment in connection with the sale of the Equity Commitment Aggregate Shares.

Section 5.10. [Reserved].

Section 5.11. Sufficiency of Funds. Such Equity Commitment Party will have sufficient immediately available funds to make and complete the payment of the aggregate Purchase Price for its Equity Commitment Shares on the Funding Deadline.

Section 5.12. Arm’s Length. Such Equity Commitment Party acknowledges and agrees that Quorum is acting solely in the capacity of an arm’s length contractual counterparty to such Equity Commitment Party with respect to the transactions contemplated hereby.

ARTICLE 6

ADDITIONAL COVENANTS

Section 6.01. Confirmation Order; Plan and Disclosure Statement. The Debtors shall use their respective reasonable best efforts to obtain entry of the Confirmation Order. Quorum shall provide to each of the Equity Commitment Parties and its counsel a copy of any proposed amendment, modification or change to the Plan or Disclosure Statement (which amendments shall, in each case, be in form and substance reasonably acceptable to the Required Consenting Noteholders) and a reasonable opportunity (which shall be at least forty-eight (48) hours prior to filing) to review and comment on such documents. Quorum shall provide to each of the Equity Commitment Parties and its counsel a copy of the proposed Confirmation Order and a reasonable opportunity (which shall be at least forty-eight (48) hours prior to filing) to review and comment on such order prior to such order being filed with the Bankruptcy Court, and such order must be in form and substance reasonably acceptable to the Required Consenting Noteholders.

Section 6.02. Conduct of Business. (a) Except (x) as explicitly set forth in this Agreement or otherwise contemplated by the RSA, the Plan, and the Disclosure Statement, (y) as required by Law with respect to, or as reasonably necessary to protect the health of patients, doctors or staff in response to, the recent outbreak in the United States of a novel strain of coronavirus, or (z) with the prior written consent of Required Equity Commitment Parties, during the period from the Agreement Effective Date to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, Quorum shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to carry on its business in the ordinary course and to:

(i) preserve intact its present business and its Post-Effective Date Business in all material respects;

(ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations (except where the failure to do so would not individually, or in the aggregate, have a Material Adverse Effect); and

(iii) preserve its relationships with material customers, suppliers, licensors, licensees, distributors and others having material business dealings with Quorum or its Subsidiaries in connection with the Post-Effective Date Business.

(b) Without limiting the generality of the foregoing, except as explicitly set forth in this Agreement or otherwise contemplated by the RSA, Plan, and Disclosure Statement, Quorum shall not, and shall not permit any of its Subsidiaries to, take any of the following actions without the prior written consent of the Required Equity Commitment Parties:

(i) enter into any transaction outside the ordinary course of business that is material to the Post-Effective Date Business other than transactions expressly contemplated by the RSA, the Plan, this Agreement, or any Order of the Bankruptcy Court;

(ii) enter into any transaction that is with any Person that, to the Knowledge of Quorum after reasonable inquiry of such Person, collectively with its Affiliates, including any Related Funds or any other investor acting in concert therewith, beneficially owns more than 10% of the equity in any Debtor (other than Quorum and its Subsidiaries);

(iii) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) other than in connection with the New Quorum Constituent Documents;

(iv) incur any capital expenditures or any obligations or liabilities in respect thereof, other than in the ordinary course of business;

(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business;

(vi) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of Quorum or any of its Subsidiaries;

(vii) enter into any contract, agreement, arrangement or understanding that is a Non-Competition Agreement;

(viii) sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of Quorum’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (A) in the ordinary course of business, (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $500,000 individually or $5,000,000 in the aggregate and (C) the Specified Asset Sales (as defined in the RSA);

(ix) other than in connection with actions permitted by Section 6.02(b)(iv) or Section 6.02(b)(v), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(x) (A) unless required by a Company Plan, with respect to directors, or executive officers of Quorum: (1) grant or increase any severance or termination pay (or amend any existing severance pay or termination arrangement) or (2) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement); (B) increase benefits payable under any existing severance or termination pay policies; (C) increase compensation, bonus or other benefits except for increases in the ordinary course of business for persons other than directors or executive officers of Quorum; or (D) terminate (other than for cause) any officer, director or other executive or key employee of Quorum;

(xi) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against Quorum or any of its Subsidiaries, (B) any stockholder litigation or dispute against Quorum or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(xii) agree, resolve or commit to do any of the foregoing.

(c) Following a request for consent of the Required Equity Commitment Parties under this Section 6.02 by or on behalf of the Debtors, if the consent of the Required Equity Commitment Parties is not obtained or declined within five (5) Business Days following the date such request is made in writing and delivered to each of the Required Equity Commitment Parties (which notice will be deemed delivered if given in writing to Kirkland & Ellis LLP), such consent shall be deemed to have been granted by the Required Equity Commitment Parties. Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Equity Commitment Parties, directly or indirectly, any right to control or direct the operations of the Debtors. Prior to the Closing Date, the Debtors shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Debtors. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall restrict Quorum’s ability to take any actions that are reasonably necessary (in Quorum’s reasonable discretion) to address any emergency that threatens health, safety or the environment.

Section 6.03. Antitrust Approval. (a) Each Party agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the other Transaction Agreements and the Plan, including (i) if applicable, filing, or causing to be filed, the

Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (and, if required by any Governmental Entity, drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than ten (10) Business Days following the date hereof) and (ii) responding as promptly as practicable to any request by any Antitrust Authority for additional documents or information.

(b) Quorum and each Equity Commitment Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements (each such Equity Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. Quorum and each Filing Party shall, to the extent permitted by applicable Law: (i) give each other reasonable advance notice of all material communications, written or oral, to be made to any Antitrust Authority; (ii) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications with an Antitrust Authority; (iii) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any material communications from or with an Antitrust Authority; (iv) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and Quorum, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and Quorum, as applicable, a reasonable opportunity to attend and participate thereat; (v) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (vi) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Required Equity Commitment Parties and Quorum.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) a transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall give reasonable advance notice to each other Joint Filing Party of all material communications to be made to any Antitrust Authority, provide each other Joint Filing Party with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other Joint Filing Party in connection with all written communications with an Antitrust Authority, and promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d) Quorum and each Filing Party shall use reasonable best efforts to cause the waiting periods under any applicable Antitrust Laws to terminate or expire and to obtain any consents, approvals, authorizations, or waivers under any applicable Antitrust Laws at the earliest possible date after the date of filing. The communications contemplated by this Section 6.03 may be made by Quorum or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.03 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements.

(e) Notwithstanding anything in this Agreement to the contrary, nothing shall require any Equity Commitment Party or any of its Affiliates to (i) dispose of, license or hold separate any of its or its Subsidiaries’ or Affiliates’ assets, (ii) limit its freedom of action or the conduct of its or its Subsidiaries’ or Affiliates’ businesses or make any other behavioral commitments with respect to itself or any of its Subsidiaries or Affiliates, (iii) divest any of its Subsidiaries or its Affiliates, or (iv) commit or agree to any of the foregoing. Without the prior written consent of the Required Equity Commitment Parties or as otherwise permitted by the terms hereof, neither Quorum nor any of its Subsidiaries shall commit or agree to (i) dispose of, license or hold separate any of its assets or (ii) limit its freedom of action with respect to any of its businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby under the Antitrust Laws, nor shall Quorum or any of its Subsidiaries be required to take or commit to take any such actions (i)-(ii) unless such action is conditioned upon Closing. Notwithstanding anything to the contrary herein, neither the Equity Commitment Parties, nor any of their Affiliates, nor Quorum or any of its Subsidiaries, shall be required as a result of this Agreement, to initiate any legal action against, or defend any litigation brought by, the United States Department of Justice, the United States Federal Trade Commission, or any other Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby, or which may require any undertaking or condition set forth in the preceding sentence.

Section 6.04. Financial Information. At all times prior to the Closing Date, Quorum shall deliver to counsel to each Equity Commitment Party and to each Equity Commitment Party that so requests, subject to appropriate assurance of confidential treatment, all financial statements and reports Quorum is required to deliver to the DIP Facility Agent pursuant to the DIP Credit Agreement (the “Financial Reports”). Neither any waiver by the DIP Lenders of their right to receive the Financial Reports shall affect Quorum’s obligation to deliver the Financial Reports to the Equity Commitment Parties in accordance with the terms of this Agreement.

Section 6.05. Reasonable Best Efforts. Without in any way limiting any other obligation of Quorum or any Equity Commitment Party in this Agreement, Quorum shall use (and shall cause its Subsidiaries to use), and each Equity Commitment Party shall use, reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan.

Section 6.06. [Reserved].

Section 6.07. Form D and Blue Sky. Quorum shall timely file a Form D with the SEC with respect to the Equity Commitment Aggregate Shares issued hereunder and any shares of New Common Stock that may be issued in satisfaction of the Equity Commitment Premium as provided herein to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Equity Commitment Party. Quorum shall, on or before the Closing Date, take such action as Quorum shall reasonably determine is necessary in order to obtain an exemption for, or to qualify for sale or issuance to the Equity Commitment Parties the Equity Commitment Aggregate Shares issued hereunder pursuant to this Agreement and any shares of New Common Stock that may be issued in satisfaction of the Equity Commitment Premium as provided herein under applicable securities and “blue sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Equity Commitment Parties on or prior to the Closing Date. Quorum shall timely make all filings and reports relating to the offer and sale of the Equity Commitment Aggregate Shares issued hereunder and any shares of New Common Stock that may be issued in satisfaction of the Equity Commitment Premium as provided herein required under applicable securities and “blue sky” Laws of the states of the United States following the Closing Date. Quorum shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.07. Notwithstanding the foregoing, Quorum shall not be required to qualify as a foreign corporation or to file a general consent to service in any jurisdiction where it is not now so qualified or required to file such consent, or subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

Section 6.08. No Integration; No General Solicitation. Neither Quorum nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Equity Commitment Aggregate Shares and this Agreement in a manner that would require registration of the New Common Stock to be issued by Reorganized Quorum on the Plan Effective Date under the Securities Act. None of Quorum or any of its affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any Equity Commitment Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 6.09. Use of Proceeds. The Debtors will apply the proceeds from the sale of the Equity Commitment Aggregate Shares for the purposes identified in the Plan, in accordance with the terms thereof.

Section 6.10. Share Legend. Equity Commitment Shares issued hereunder acquired by the Equity Commitment Parties (including any Related Fund) hereunder shall be represented by uncertificated shares, and such shares shall be subject to a restrictive notation (the “Legend”) in the stock ledger or other appropriate records maintained by Quorum (or Reorganized Quorum) or agent substantially similar to the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Legend (for restrictive notation) set forth above shall be removed from the records at any time after the restrictions described in such Legend cease to be applicable. Quorum (or Reorganized Quorum) may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply.

Section 6.11. Tax Treatment. Quorum and each of the Equity Commitment Parties hereby agree to treat the Equity Commitment Premium Shares, for U.S. federal income tax purposes, as additional Equity Commitment Shares, provided, however, that if this Agreement shall have been terminated and the Equity Commitment Premium is payable pursuant to Section 9.02(b), then Quorum and each of the Equity Commitment Parties shall treat the Equity Commitment Premium, for U.S. federal income tax purposes as gain or loss from the sale of a capital asset pursuant to Section 1234A of the Code. Quorum and each of the Equity Commitment Parties hereby agree to treat this Agreement for purposes of Section 382 of the Code (and the applicable Treasury Regulations promulgated thereunder) as an option.

ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.01. Conditions to the Obligation of the Equity Commitment Parties. The obligations of each Equity Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.02) the satisfaction of the following conditions prior to or at the Closing:

(a) RSA. The RSA shall not have been terminated.

(b) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, such order shall be in full force and effect, and not subject to a stay.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, such order shall be in full force and effect, and not subject to a stay.

(d) Plan. The conditions to the occurrence of the Plan Effective Date set forth in the Plan and the Confirmation Order (other than completion of the Closing) shall have been satisfied (or shall be satisfied simultaneous with the Closing) or, with the prior written consent of the Required Equity Commitment Parties, waived in accordance with the terms thereof and the Plan.

(e) Expense Reimbursement. The Debtors shall have paid (or shall pay as part of the Closing) all Expense Reimbursement accrued through the Closing Date pursuant to Section 3.03; provided, that invoices for such Expense Reimbursements shall have been received by the Debtors at least one (1) Business Day prior to the Closing Date in order to be required to be paid on the Closing Date.

(f) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(g) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(h) Representations and Warranties.

(i) The representations and warranties of the Debtors contained in Section 4.12 shall be true and correct in all respects at and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan.

(ii) The representations and warranties of the Debtors contained in Sections 4.02, 4.03, 4.04, 4.05 and 4.06(ii) shall be true and correct in all material respects at and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time).

(iii) The other representations and warranties of the Debtors contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) at and as of the Closing Date after giving effect to the Plan with the same effect as if made as if made on and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(j) Officer’s Certificate. The Equity Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of Quorum confirming that the conditions set forth in Section 7.01(h) and Section 7.01(i) have been satisfied.

(k) Material Adverse Change. From the date hereof to the Closing Date, there shall not have occurred, and there shall not exist, any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.02. Waiver of Conditions to Obligation of Equity Commitment Parties. All or any of the conditions set forth in Section 7.01 may only be waived in whole or in part with respect to all Equity Commitment Parties by a written instrument executed by the Required Equity Commitment Parties in their sole discretion and if so waived, all Equity Commitment Parties shall be bound by such waiver; provided that notwithstanding the foregoing, the Required Equity

Commitment Parties desire to waive all or any of the conditions set forth in Section 7.01 (such Required Equity Commitment Parties, the “Waiving Equity Commitment Parties”) may require any other Equity Commitment Parties that are not willing to waive the applicable conditions (the “Non-Waiving Equity Commitment Parties”), and such Non-Waiving Equity Commitment Parties shall upon written request by the Waiving Equity Commitment Parties be so required, to transfer and assign to the Waiving Equity Commitment Parties all of the Non-Waiving Equity Commitment Parties’ Equity Commitment in accordance with the Waiving Equity Commitment Parties’ pro rata share (based on the aggregate Equity Commitments of the Waiving Equity Commitment Parties) of the Non-Waiving Equity Commitment Parties’ Equity Commitment or as otherwise reasonably agreed upon by such Waiving Equity Commitment Parties.

Section 7.03. Conditions to the Obligation of the Debtors. The obligation of Quorum and the other Debtors to consummate the transactions contemplated hereby with any Equity Commitment Party is subject to (unless waived by Quorum) the satisfaction of each of the following conditions:

(a) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, such order shall be in full force and effect, and not subject to a stay.

(b) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, such order shall be in full force and effect, and not subject to a stay.

(c) Conditions to the Plan. The conditions to the occurrence of the Plan Effective Date as set forth in the Plan and in the Confirmation Order shall have been satisfied or waived in accordance with the terms thereof and the Plan.

(d) Antitrust Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(e) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(f) Representations and Warranties. The representations and warranties of each Equity Commitment Party contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(g) Covenants. The Equity Commitment Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

ARTICLE 8

INDEMNIFICATION AND CONTRIBUTION

Section 8.01. Indemnification Obligations. Following entry of the Confirmation Order, Quorum and the other Debtors (the “Indemnifying Parties” and each an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Equity Commitment Party, its Affiliates, shareholders, members, partners and other equity holders, general partners, managers and its and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Equity Commitment Parties except to the extent otherwise provided for in the last sentence of Section 2.04(c)) arising out of a claim asserted by a third party (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and its obligations hereunder, including the Equity Commitment or the payment of the Equity Commitment Premium, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by Quorum, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable and documented (subject to redaction to preserve attorney client and work product privileges) legal or other third-party out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Equity Commitment Party and its Related Parties or any Indemnified Person related thereto, caused by an Equity Commitment Party Default by such Equity Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.02. Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been actually prejudiced by such failure and (ii) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article 8. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof or participation therein, with counsel reasonably acceptable to such Indemnified Person; provided that if the parties (including any impleaded parties) to any such Indemnified

Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (A) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (B) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (C) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person reasonably determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (D) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, Quorum shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of Quorum or its Subsidiaries.

Section 8.03. Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected without its written consent (which consent shall be granted or withheld in the Indemnifying Party’s sole discretion). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article 8. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (A) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably acceptable to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (B) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.04. Contribution; Certain Limitations. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.01, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by Quorum pursuant to the issuance and sale of the Equity Commitment Aggregate Shares contemplated by this Agreement and the Plan bears to (b) the Equity Commitment Premium paid or proposed to be paid to the Equity Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim. The obligations of an Indemnifying Party under this Article 8 in respect of a Loss shall be reduced to take account of any Tax savings actually realized by the Indemnified Person or any Affiliate thereof arising from the incurrence or payment of such Loss (calculated on a “with and without” basis).

Section 8.05. Treatment of Indemnification Payments. All amounts paid by the Indemnifying Party to an Indemnified Person under this Article 8 shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes. The provisions of this Article 8 are an integral part of the transactions contemplated by this Agreement and without these provisions the Equity Commitment Parties would not have entered into this Agreement, and the obligations of Quorum under this Article 8 shall constitute allowed administrative expenses of Quorum’s estate under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and Quorum may comply with the requirements of this Article 8 without further Order of the Bankruptcy Court.

Section 8.06. No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms. Notwithstanding the foregoing, the indemnification and other obligations of Quorum pursuant to this Article 8 and the other obligations set forth in Section 9.02 shall survive the Closing Date until the latest date permitted by applicable Law and, if applicable, be assumed by Reorganized Quorum and its Subsidiaries.

ARTICLE 9

TERMINATION

Section 9.01. Termination Rights. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date (including at any time prior to entry of the Confirmation Order):

(a) by mutual written consent of Quorum and the Required Equity Commitment Parties;

(b) pursuant to Section 2.02(a), by (x) Quorum by written notice to each Equity Commitment Party or (y) the Required Equity Commitment Parties by written notice to Quorum;

(c) by Quorum by written notice to each Equity Commitment Party or by the Required Equity Commitment Parties by written notice to Quorum if any Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement or the other Transaction Agreements and that, in the case of an Order, shall have become final and non-appealable;

(d) by Quorum upon written notice to the Required Equity Commitment Parties if:

(i) subject to the right of the Equity Commitment Parties to arrange an Equity Commitment Party Replacement in accordance with Section 2.02(a) (which will be deemed to cure any breach by the replaced Equity Commitment Party pursuant to this subsection), any of the Equity Commitment Parties shall have materially breached any representation, warranty, covenant or other agreement made by such Equity Commitment Party by in this Agreement or any such representation and warranty shall have become materially inaccurate after the date of this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(f) or Section 7.03(g), if continuing on the Closing Date, being satisfied and such breach or inaccuracy is not cured by such Equity Commitment Party by the earlier of (A) the tenth (10th) Business Day after the giving of notice thereof to such Equity Commitment Party by Quorum and (B) the third (3rd) Business Day prior to the Plan Effective Date; provided that Quorum shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if it is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.01 being satisfied; or

(ii) the RSA has been terminated in accordance with its terms.

(e) by the Required Equity Commitment Parties upon written notice to Quorum if:

(i) Quorum or the other Debtors shall have materially breached any representation, warranty, covenant or other agreement made by Quorum or the other Debtors in this Agreement or any such representation and warranty shall have become materially inaccurate after the date of this Agreement, and such breach or inaccuracy would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.01(h) or Section 7.01(i), if continuing on the Closing Date, being satisfied and such breach or inaccuracy is not cured by Quorum or the other Debtors by the earlier of (A) the tenth (10th) Business Day after the giving of notice thereof to Quorum by any Equity Commitment Party and (B) the third (3rd) Business Day prior to the Plan Effective Date; provided that the Equity Commitment Parties shall not have the right to terminate this Agreement pursuant to this Section 9.01(e)(i) if they are then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.03 being satisfied; or

(ii) the RSA has been terminated in accordance with its terms.

Section 9.02. Effect of Termination. (a) Upon termination of this Agreement pursuant to this Article 9, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Debtors or the Equity Commitment Parties; provided that (1) the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article 3 and to pay the Equity Commitment Premium pursuant to Section 9.02(b) shall survive the termination of this Agreement indefinitely and shall remain in full force and effect, in each case, until such obligations have been satisfied, (2) the provisions set forth in Article 10 shall survive the termination of this Agreement in accordance with their terms and subject to any Order of the Bankruptcy Court and (3) subject to Section 10.10 and Section 2.02(d), nothing in this Section 9.02 shall relieve any Party from liability for any breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) Upon termination of this Agreement pursuant to Section 9.01 (other than (i) any termination as a result of any breach by an Equity Commitment Party or any of its Affiliates of any of the terms of the RSA which results, directly or indirectly, in the termination of this Agreement pursuant to the terms hereof, (ii) any termination of this Agreement pursuant to Section 9.01(a), 9.01(b), 9.01(c) or 9.01(d)(i) or (iii) termination of this Agreement pursuant to any other provision of this Agreement, if such termination occurs at a time when Quorum had (or would have had, subject to the passage of time and the failure to cure the underlying breach) the right to terminate pursuant to Section 9.01(b), 9.01(c) or 9.01(d)(i)), the Equity Commitment Premium shall be payable in cash in an aggregate amount equal to seven and one half percent (7.5%) of the Equity Commitment Aggregate Amount, which shall be paid by the Debtors to the Equity Commitment Parties or their designees based upon their respective Equity Commitment Amounts (relative to the sum of the Equity Commitment Amounts of all Equity Commitment Parties, including any Replacing Equity Commitment Party, but excluding any Defaulting Equity Commitment Party) by wire transfer of immediately available funds to such accounts as the Required Equity Commitment Parties may designate, within three (3) Business Days after the date of such termination.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile or e-mail, mailed by registered or certified mail (return receipt requested) or delivered by an express courier to the Parties, and shall be deemed effective when received, at the following addresses (or at such other address for a Party as will be specified by like notice):

(a) If to Quorum, to:

Hal McCard

Senior Vice President, General Counsel, and Secretary

Quorum Health Corporation

1573 Mallory Lane Suite 100

Brentwood, TN 37027

hal_mccard@quorumhealth.com

With a courtesy copy (that does not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Josh Feltman

                 jafeltman@wlrk.com

and to:

McDermott Will & Emery LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606

Attention: Felicia Gerber Perlman

                 fperlman@mwe.com

                 Bradley Thomas Giordano

                 bgiordano@mwe.com

and to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Dennis F. Dunne

                 ddunne@milbank.com

                 Tyson Lomazow

                 tlomazow@milbank.com

(b) If to an Equity Commitment Party:

To the address set forth on such Equity Commitment Party’s signature page with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue,

New York, NY 10022

Attention: Nicole Greenblatt, P.C.

                 ngreenblatt@kirkland.com

                 Steven N. Serajeddini, P.C.

                 steven.serajeddini@kirkland.com

                 Joshua N. Korff, P.C.

                 joshua.korff@kirkland.com

and to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Dennis F. Dunne

                 ddunne@milbank.com

                 Tyson Lomazow

                 tlomazow@milbank.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

Any notice given by personal delivery, mail, facsimile, e-mail or courier shall be effective when received.

Section 10.02. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Quorum and the Equity Commitment Parties, other than an assignment or Transfer by an Equity Commitment Party expressly permitted by Sections 2.02, 2.05, 2.06, 7.02 or 10.07 or any other provision of this Agreement and any purported assignment in violation of this Section 10.02 shall be void ab initio. Except as provided in Article 8 with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement; provided, that the First Lien Lenders (as such term is defined in the RSA) shall be third party beneficiaries of this Agreement.

Section 10.03. Prior Negotiations; Entire Agreement. (a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any Equity Commitment Party Confidentiality Agreements heretofore executed will continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Equity Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Equity Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.07.

Section 10.04. Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF) AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.05. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.06. Counterparts. This Agreement may be executed through the use of electronic signature and in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.07. Waivers and Amendments; Rights Cumulative.

(a) This Agreement may be amended, restated, modified, or changed only by a written instrument signed by the Debtors and the Required Equity Commitment Parties (other than a Defaulting Equity Commitment Party); provided that each Equity Commitment Party’s (other than any Defaulting Equity Commitment Party’s) prior written consent shall be required for any amendment that would have the effect of: (i) modifying such Equity Commitment Party’s Equity Commitment Amount, (ii) increasing the Purchase Price to be paid in respect of any Equity Commitment Shares, (iii) changing the terms of or conditions to the payment of the Equity Commitment Premium; (iv) changing any termination rights as set forth in Article 9, (v) changing any provision of this Section 10.07, (vi) changing any provision of the definition of “Required Equity Commitment Parties” or (vii) otherwise disproportionately or materially adversely affecting such Equity Commitment Party. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.01 and 7.03, the waiver of which shall be governed solely by Article 7) may be waived (x) by the Debtors only by a written instrument executed by Quorum and (y) by the Required Equity Commitment Parties only by a written instrument executed by all of the Required Equity Commitment Parties.

(b) Notwithstanding anything to the contrary contained in this Agreement, other than as set forth in Section 2.06, the Equity Commitment Parties may agree, among themselves, to reallocate their respective Equity Commitment Amounts, without any consent or approval of any other Party; provided, however, for the avoidance of doubt any such agreement among the Equity Commitment Parties shall require the prior written consent or approval of all Equity Commitment Parties affected by such reallocation; provided further that Quorum shall update Schedule 1 to reflect the Equity Commitment Amounts of the Equity Commitment Parties as determined pursuant to this Section 10.07(b), and such updates shall not constitute an amendment to this Agreement or otherwise be subject to any provision of this Agreement that applies to amendments of this Agreement; provided further that no such reallocations shall reduce or have the effect of reducing the Equity Commitment Aggregate Amount.

(c) No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Except as otherwise provided in this Agreement, the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 10.08. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.09. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10. Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 10.11. No Reliance. No Equity Commitment Party or any of its Related Parties shall have any duties or obligations to the other Equity Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Equity Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Equity Commitment Parties, (b) no Equity Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Equity Commitment Party, (c) (i) no Equity Commitment Party or any of its Related Parties shall have any duty to the other Equity Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Equity Commitment Parties any information relating to Quorum or any of its Subsidiaries that may have been communicated to or obtained by such Equity Commitment Party or any of its Affiliates in any capacity and (ii) no Equity Commitment Party may rely, and each Equity Commitment Party confirms that it has not relied, on any due diligence investigation that any other Equity Commitment Party or any Person acting on behalf of such other Equity Commitment Party may have conducted with respect to Quorum or any of its Affiliates or any of their respective securities and (d) each Equity Commitment Party acknowledges that no other Equity Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Equity Commitment Shares.

Section 10.12. Independence of Equity Commitment Parties’ Obligations and Rights. The obligations of each Equity Commitment Party under this Agreement and the transactions contemplated herein and therein are several and not joint with the obligations of any other Equity Commitment Party, and no Equity Commitment Party shall be responsible in any way for the performance of the obligations of any other Equity Commitment Party under this Agreement or the transactions contemplated herein. Nothing contained herein or in any other agreement referred to in this Agreement, and no action taken by any Equity Commitment Party pursuant hereto shall be deemed to constitute the Equity Commitment Parties as, and the Debtors acknowledges that the Equity Commitment Parties do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Equity Commitment Parties are in any way acting in concert or as a group, including, without limitation, with respect to any agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors or with respect to acting as a “group” within the meaning of Rule 13d-5 under the Exchange Act, and the Debtors will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Debtors acknowledge that the Equity Commitment Parties are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. The Debtors acknowledge and each Equity Commitment Party confirms that it has independently participated in the negotiation of the transactions contemplated herein with the advice of its own counsel and advisors. Each Equity Commitment Party shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement and it shall not be necessary for any other Equity Commitment Party to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the transactions contemplated herein was solely in the control of the Debtors, not the action or decision of any Equity Commitment Party, and was done solely for the convenience of the Debtors and not because it was required or requested to do so by any Equity Commitment Party. It is expressly understood and agreed that each provision contained in this Agreement is between the Equity Commitment Parties and the Debtors, solely, and not between the Debtors and the Equity Commitment Parties collectively and not between and among the Equity Commitment Parties.

Section 10.13. Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, Quorum and the Equity Commitment Parties shall reasonably and in good faith consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement; it being understood that nothing in this Section 10.13 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases or making any other filings or public announcements as may be required by applicable Law. For the avoidance of doubt, each Party shall have the right, without any obligation to the other Parties, to decline to comment to the press with respect to this Agreement.

Section 10.14. Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a proceeding to approve or enforce the terms of this Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

QUORUM HEALTH CORPORATION

By:	/s/ Alfred Lunsdaine
Name: Alfred Lunsdaine
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Equity Commitment Agreement]

M.H. DAVIDSON & CO.

By:	Davidson Kempner Capital Management LP, its Investment Advisor

By:	/s/ Gabriel T. Schwartz
Gabriel T. Schwartz
Co-Deputy Executive Managing Member

DAVIDSON KEMPNER PARTNERS

By:	Davidson Kempner Capital Management LP, its Investment Advisor

By:	/s/ Gabriel T. Schwartz
Gabriel T. Schwartz
Co-Deputy Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.

By:	Davidson Kempner Capital Management LP, its Investment Advisor

By:	/s/ Gabriel T. Schwartz
Gabriel T. Schwartz
Co-Deputy Executive Managing Member

DAVIDSON KEMPNER INTERNATIONAL LTD.

By:	Davidson Kempner Capital Management LP, its Investment Advisor

By:	/s/ Gabriel T. Schwartz
Gabriel T. Schwartz
Co-Deputy Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP

By:	Davidson Kempner Capital Management LP, its Subadvisor

By:	/s/ Gabriel T. Schwartz
Gabriel T. Schwartz
Co-Deputy Executive Managing Member

DAVIDSON KEMPNER DISTRESSES OPPORTUNITIES INTERNATIONAL LTD.

By:	Davidson Kempner Capital Management LP, its Subadvisor

By:	/s/ Gabriel T. Schwartz
Gabriel T. Schwartz
Co-Deputy Executive Managing Member

DKLDO IV TRADING SUBSIDIARY LP

By:	Davidson Kempner Capital Management LP, its Subadvisor

By:	/s/ Gabriel T. Schwartz
Gabriel T. Schwartz
Co-Deputy Executive Managing Member

[Signature Page to Equity Commitment Agreement]

GOLDENTREE ASSET MANAGEMENT LP, on behalf of certain funds and accounts for which it serves as investment advisor

By:	/s/ Sasha Linney
Sasha Linney
Associate General Counsel

[Signature Page to Equity Commitment Agreement]

YORK CAPITAL MANAGEMENT GLOBAL ADVISORS, LLC, on behalf of certain funds and accounts for which it serves as investment advisor

By:	/s/ Richard P. Swanson
Richard P. Swanson
Chief Legal Officer

[Signature Page to Equity Commitment Agreement]

OHA BCSS SSD II, L.P.

By:	OHA BCSS SSD GenPar II, LLC, its general partner

By:	OHA Global PE GenPar, LLC, its managing partner

By:	OHA Global PE MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

OHA MPS SSD II, L.P.

By:	OHA MPS SD GenPar II, LLC, its general partner

By:	OHA Global PE GenPar, LLC, its manging partner

By:	OHA Global PE MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

THE COCA-COLA COMPANY MASTER RETIREMENT TRUST

By:	Oak Hill Advisors, L.P., as Investment Manager

By:	Oak Hill Advisors GenPar, L.P., its general partner

By:	Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

[Signature Page to Equity Commitment Agreement]

OHA DIVERSIFIED CREDIT STRATEGIES FUND MASTER, L.P.

By:	OHA Diversified Credit Strategies GenPar, LLC, its general partner

By:	OHA Global GenPar, LLC, its managing partner

By:	OHA Global MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

OHA DIVERSIFIED CREDIT STRATEGIES FUND (PARALLEL), L.P.

By:	OHA Diversified Credit Strategies GenPar, LLC, its general partner

By:	OHA Global GenPar, LLC, its manging partner

By:	OHA Global MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

OHA ENHANCED CREDIT STRATEGIES MASTER FUND, L.P.

By:	OHA Enhanced Credit Strategies GenPar, LLC, its general partner

By:	OHA Global GenPar, LLC, its managing member

By:	OHA Global MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

[Signature Page to Equity Commitment Agreement]

FUTURE FUND BOARD OF GUARDIANS

By:	Oak Hill Advisors, L.P., as Investement Manager

By:	Oak Hill Advisors GenPar, L.P., its general partner

By:	Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

INDIANA PUBLIC RETIREMENT SYSTEM

By:	Oak Hill Advisors, L.P., as Investement Manager

By:	Oak Hill Advisors GenPar, L.P., its general partner

By:	Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

LERNER ENTERPRISES, LLC

By:	Oak Hill Advisors, L.P., as Investment Manager

By:	Oak Hill Advisors GenPar, L.P., its general partner

By:	Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

[Signature Page to Equity Commitment Agreement]

NORTHWEL HEALTH, INC.

By:	Oak Hill Advisors, L.P., as Investement Manager

By:	Oak Hill Advisors GenPar, L.P., its general partner

By:	Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

OCA OHA CREDIT FUND LLC. an individual series of OCA Investment Partners LLC

By:	Oak Hill Advisors, L.P., as Investement Manager

By:	Oak Hill Advisors GenPar, L.P., its general partner

By:	Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

OHA CENTRE STREET PARTNERSHIP, L.P.

By:	OHA Centre Street GenPar, LLC, its general partner

By:	OHA Centre Street MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

[Signature Page to Equity Commitment Agreement]

OHA MD OPPORTUNISTIC CREDIT MASTER FUND, L.P.

By:	OHA MD Opportunistic Credit GenPar, LLC, its general partner

By:	OHA Global GenPar, LLC, its managing member

By:	OHA Global MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

OHAT CREDIT FUND, L.P.

By:	OHAT Credit GenPar, LLC, its general partner

By:	OHA Global GenPar, LLC, its managing member

By:	OHA Global MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

OHA DELAWARE CUSTOMIZED CREDIT FUND HOLDINGS, L.P.

By:	OHA Delaware Customized Credit Fund GenPar, LLC, its general partner

By:	OHA Global GenPar, LLC, its managing member

By:	OHA Global MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

[Signature Page to Equity Commitment Agreement]

ILLINOIS STATE BOARD OF INVESTMENT

By:	Oak Hill Advisors, L.P., as Investment Manager

By:	Oak Hill Advisors GenPar, L.P., its general partner

By:	Oak Hill Advisors MGP, Inc., its managing general partner

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

OHA STRATEGIC CREDIT MASTER FUND II, L.P.

By:	OHA Strategic Credit II GenPar, LLC, its general partner

By:	OHA Global PE GenPar, LLC, its managing member

By:	OHA Global PE MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

OHA STRUCTURED PRODUCTS MASTER FUND D, L.P.

By:	OHA Structured Products D GenPar, LLC, its general partner

By:	OHA Global PE GenPar, LLC, its managing member

By:	OHA Global PE MGP, LLC, its managing member

By:	/s/ Gregory S. Rubin
Gregory S. Rubin
Authorized Signatory

[Signature Page to Equity Commitment Agreement]

Schedule 1

Equity Commitment Amounts

Equity Commitment Party	Equity Commitment Amount

Exhibit A

Form of Joinder Agreement

JOINDER AGREEMENT

Reference is made to the Equity Commitment Agreement, dated as of April 6, 2020 (as amended from time to time, the “Agreement”), among Quorum Health Corporation and the Equity Commitment Parties party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

Representations and Warranties. The undersigned hereby, severally and not jointly, makes the representations and warranties of the Equity Commitment Parties set forth in Article 5 of the Agreement as of the date hereof.

Agreement to Purchase. The undersigned hereby agrees to purchase that portion of the transferring Equity Commitment Party’s Equity Commitment as set forth below.

Agreement to be Bound. The undersigned hereby agrees to be fully bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions thereof). The undersigned shall hereafter be deemed to be an “Equity Commitment Party” for all purposes under the Agreement.

Sections 10.04 and 10.05 of the Agreement are hereby incorporated herein as if set forth herein in their entirety.

IN WITNESS WHEREOF, the undersigned has caused this joinder agreement to be duly executed and delivered as of [DATE].

Assumed Equity Commitment: $[NUMBER]

[ ]

By:

By:
Name:
Title:

Index to Company Disclosure Schedule

Section 4.06	No-Conflict
Section 4.07	Consents and Approvals
Section 4.10	Company SEC Documents
Section 4.11	No Undisclosed Material Liabilities
Section 4.12	Absence of Certain Changes
Section 4.13	No Violation; Compliance with Laws
Section 4.14	Legal Proceedings
Section 4.15	Labor Relations
Section 4.17	Title to Real and Personal Property
Section 4.21	Taxes
Section 4.22	Company Plans
Section 4.25	Material Contracts
Section 4.29	No Broker’s Fees